CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2015 with respect to the consolidated financial statements of CamelBak Acquisition Corporation and its subsidiaries for the year ended December 31, 2014 included in the Current Report of Vista Outdoor, Inc. on Form 8-K. We consent to the incorporation by reference of said report on Form S-8 (File No. 333-201957).

/s/ GRANT THORNTON LLP

San Fransisco, California
August 11, 2016